UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

FEDERAL REALTY INVESTMENT TRUST

(Name of Registrant as Specified In Its Charter)

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April 3, 2003

Dear Shareholder:

Please accept our invitation to attend our Annual Meeting of Shareholders on Wednesday, May 7, 2003 at 10:00 a.m. This year’s meeting will be held at Woodmont Country Club, 1201 Rockville Pike, Rockville, Maryland.

The business to be conducted at the meeting is set forth in the formal notice that follows. In addition, management will provide a review of 2002 operating results and discuss the outlook for the future. After the formal presentation, our Trustees and management will be available to answer any questions that you may have.

In addition to voting by mail by completing, signing and returning the enclosed proxy card, you may also vote either by telephone (1-800-PROXIES) or on the Internet (www.voteproxy.com) by following the instructions on your proxy card.

Your vote is important. We urge you to vote by one of the three methods mentioned above.

We look forward to seeing you on May 7.

Sincerely,

Mark S. Ordan	Donald C. Wood
Chairman of the Board	President and Chief Executive Officer

FEDERAL REALTY INVESTMENT TRUST

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 7, 2003

To Our Shareholders:

The 2003 Annual Meeting of Shareholders of Federal Realty Investment Trust (“Federal Realty” or the “Trust”) will be held at Woodmont Country Club, 1201 Rockville Pike, Rockville, Maryland, on Wednesday, May 7, 2003, at 10:00 a.m. for the purpose of considering and acting upon the following:

1.	The election of three Trustees to serve until the Trust’s 2006 Annual Meeting of Shareholders.

2.	The transaction of such other business as may properly come before the meeting or any adjournment.

Shareholders of record at the close of business on March 27, 2003 are entitled to notice of and to vote at the Annual Meeting.

For the Trustees:

Dawn M. Becker
Senior Vice President—General Counsel and Secretary

Your vote is important. Please vote, even if you plan to attend the meeting, by completing, signing and returning the enclosed proxy card, by telephone (1-800-PROXIES) or on the Internet (www.voteproxy.com) by following the instructions on your proxy card. You may revoke your proxy by submitting a proxy bearing a later date, or by voting in person at the Annual Meeting.

FEDERAL REALTY INVESTMENT TRUST

1626 East Jefferson Street, Rockville, Maryland 20852

PROXY STATEMENT

March 28, 2003

Proxies in the form enclosed are solicited by the Board of Trustees of Federal Realty Investment Trust for use at the 2003 Annual Meeting of Shareholders (“Annual Meeting”) to be held at 10:00 a.m., Wednesday, May 7, 2003, at Woodmont Country Club, 1201 Rockville Pike, Rockville, Maryland.

This proxy statement and an accompanying proxy are being mailed to shareholders on or about April 3, 2003, together with the Trust’s 2002 Annual Report, which includes audited financial statements for the year ended December 31, 2002.

ABOUT THE MEETING

What is the purpose of the Annual Meeting?

At the Annual Meeting, shareholders will act upon the matters outlined in the notice of meeting included in this proxy statement, including the election of three Trustees. In addition, management will report on the performance of the Trust during 2002 and respond to questions from shareholders.

Who is entitled to vote at the meeting?

Only holders of record of the Trust’s common shares of beneficial interest (“Shares”) at the close of business on March 27, 2003, the record date for the meeting, are entitled to receive notice of and to vote at the annual meeting. On that date, the Trust had 45,178,117 Shares outstanding. If you were a shareholder of record on that date, you will be entitled to vote all of the Shares that you held on that date at the meeting, or any postponements or adjournments of the meeting.

What constitutes a quorum?

At the Annual Meeting, the presence, in person or by proxy, of a majority of the outstanding Shares entitled to vote constitutes a quorum, permitting the conduct of the business of the meeting. Abstentions will be counted for purposes of determining a quorum.

How do I vote?

If you complete and properly sign and mail the accompanying proxy card, it will be voted as you direct. If you are a registered shareholder and attend the meeting, you may deliver your completed proxy card in person. “Street name” shareholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their Shares.

If you are a registered shareholder, you may vote by telephone (1-800-PROXIES), or electronically through the Internet (www.voteproxy.com), by following the instructions included with your proxy card. If your shares are held in “street name,” please check your proxy card or contact your broker or nominee to determine whether you will be able to vote by telephone or electronically.

Can I change my vote after I return my proxy card?

Yes. A proxy may be revoked by a registered shareholder at any time before it is exercised at the Annual Meeting by submitting a proxy bearing a later date or by voting in person at the Annual Meeting.

What are the Board’s recommendations?

Unless you give other instructions on your proxy card, the persons named as proxies on the proxy card will vote in accordance with the recommendations of the Board of Trustees, i.e., FOR the election of each of the three Trustees nominated.

With respect to any other matter that properly comes before the meeting, the named proxies will vote as recommended by the Board of Trustees or, if no recommendation is given, in their own discretion.

What vote is required to approve each item?

As to each item, shareholders are entitled to cast one vote per Share. The affirmative vote of a plurality of votes cast at the meeting, in person or by proxy, is required for the election of Trustees. Abstentions will not affect the outcome of the vote on the election of Trustees.

SHARE OWNERSHIP

Who are the largest owners of the Trust’s Shares?

To the Trust’s knowledge, based upon information available to the Trust, beneficial owners of more than 5% of the Trust’s Shares as of March 27, 2003, are as follows:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Morgan Stanley(1) 1585 Broadway New York, New York 10036	4,397,425	9.7%

Cohen & Steers Capital Management, Inc.(2) 757 Third Avenue New York, New York 10017	2,993,795	6.6%

(1)	Information based on a Schedule 13G/A filed with the Securities and Exchange Commission (“SEC”) on March 3, 2003 by Morgan Stanley and its wholly owned subsidiary, Morgan Stanley Investment Management Inc. The Schedule 13G/A indicates that Morgan Stanley is a parent holding company with shared voting power over 3,509,458 Shares and shared dispositive power over 4,397,425 Shares, and that Morgan Stanley Investment Management Inc. is an investment adviser with shared voting power over 3,141,400 Shares and shared dispositive power over 4,007,567 Shares.
(2)	Information based on a Schedule 13G filed with the SEC on February 14, 2003 by Cohen & Steers Capital Management, Inc. The Schedule 13G indicates that the reporting entity is an investment adviser with sole voting power over 2,811,095 Shares and sole dispositive power over 2,993,795 Shares.

How many Shares do the Trust’s Trustees and executive officers own?

As of March 27, 2003, Trustees and executive officers as a group, and each Trustee and named executive officer, beneficially owned the following Shares:

Name of Beneficial Owner	Number of Shares Beneficially Owned (1)	Percentage of Outstanding Shares of the Trust

Trustees and executive officers as a group(10 individuals)(2)	959,902	2.10%
Dawn M. Becker(3)	45,753	*
Jeffrey S. Berkes(4)	60,870	*
Dennis L. Berman(5)	64,112	*
Larry E. Finger(6)	65,689	*
Kristin Gamble(7)	97,367	*
Steven J. Guttman(8)	1,334,313	2.93%
Amy B. Lane	7,500	*
Walter F. Loeb(9)	38,430	*
Mark S. Ordan(10)	20,307	*
Joseph S. Vassalluzzo	4,000	*
Donald C. Wood(11)	555,874	1.22%

* Less than 1%.

(1)	The number and percentage of Shares shown in this table reflect beneficial ownership, determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) including Shares which are not owned but as to which options are outstanding and may be exercised within 60 days. Except as noted in the following footnotes, each Trustee and named executive officer has sole voting and investment power as to all Shares listed. Fractional Shares have been rounded to the nearest full Share.
(2)	Includes 561,874 Shares issuable upon exercise of options. Does not include Mr. Guttman, who is no longer a Trustee or executive officer of the Trust.
(3)	Includes 30,834 Shares issuable upon exercise of options. Includes unvested Performance Share Awards of 8,300 Shares and unvested Restricted Share Awards of 2,809 Shares.
(4)	Includes 10,000 Shares issuable upon exercise of options. Includes unvested Performance Share Awards of 7,800 Shares and unvested Restricted Share Awards of 10,416 Shares. Includes 14,145 Shares as to which voting and investment power is shared with Mr. Berkes’ wife.
(5)	Includes 25,000 Shares issuable upon exercise of options. Includes 12,500 Shares held in trust as to which Mr. Berman shares voting power with two other trustees. Mr. Berman does not have disposition rights with respect to these Shares. This number also includes 1,000 Shares owned by a partnership in which Mr. Berman is a general partner.
(6)	Includes 33,333 Shares issuable upon exercise of options. Includes unvested Performance Share Awards of 30,000 Shares and unvested Restricted Share Awards of 2,356 Shares.
(7)	Includes 20,000 Shares issuable upon exercise of options. Includes 73,467 Shares as to which Ms. Gamble shares investment power for clients. Includes 1,400 Shares as to which Ms. Gamble is a trustee of a profit sharing plan, of which Ms. Gamble has a direct interest in 571 Shares.
(8)	Includes 400,000 Shares issuable upon exercise of options. Includes 12,000 Shares held in trust as to which Mr. Guttman shares voting and investment power with one other trustee and 29,822 Shares held in trust for his children. Includes 6,992 Shares owned by Mr. Guttman’s wife. Mr. Guttman resigned from the Trust effective January 1, 2003.
(9)	Includes 25,000 Shares issuable upon exercise of options.
(10)	Includes 17,500 Shares issuable upon exercise of options. Includes 2,807 Shares as to which voting and investment power is shared with Mr. Ordan’s former wife.
(11)	Includes 400,207 Shares issuable upon exercise of options. Includes unvested Performance Share Awards of 68,000 Shares and unvested Restricted Share Awards of 31,449 Shares. Includes 9,437 shares owned by Mr. Wood’s wife.

ITEM 1

Election of Trustees

Who are the Trustees standing for election?

Our Board of Trustees consists of seven Trustees. Pursuant to Section 5.2 of the Trust’s Declaration of Trust, the Trustees are divided into three classes, with each class serving a three-year term. Three Trustees, comprising one class of Trustees, are nominated for election at the Annual Meeting. Ms. Amy B. Lane, Mr. Walter F. Loeb and Mr. Joseph S. Vassalluzzo have been nominated for election as Trustees to hold office until the 2006 Annual Meeting and until their successors have been elected and qualified. Proxies may not be voted for more than three Trustees.

Name	Age	Principal Occupations and Other Directorships	Trustee Since	Term to Expire

Amy B. Lane	50	Former Founder and Group Leader of the Global Retailing Investment Banking Group of Merrill Lynch & Co., Inc., from 1997 until her retirement in 2002; Managing Director of Salomon Brothers Inc., specializing in mergers and acquisitions in the retail industry from 1989 to 1991 and founding and leading its retail-industry investment banking unit from 1991 until 1996; various positions with Morgan Stanley & Co. from 1977 until 1989. Director, Borders Group, Inc., a retailer specializing in books, music, movies, and other entertainment items.	2002	2006

Walter F. Loeb	78

President of Loeb Associates Inc., management consultants to domestic and international retail companies, real estate developers, apparel companies and other businesses within the retail industry, and Publisher of the Loeb Retail Letter, since 1990; Principal of Morgan Stanley & Co., Inc. from 1984 until 1990 and Senior Retail Analyst from 1974 until 1990, specializing in investment banking and brokerage. Other prior retail industry experience includes: Vice President of Johnson Redbook Service, a publisher of retail industry research; P.K. Halsted & Associates, Inc., an international retail consulting firm with clients throughout the United States and Europe; and executive experience with Macy’s, the May Department Stores and Allied Stores. Director, The Gymboree Corp., a retailer of children’s apparel, accessories and developmental play programs; Director, Wet Seal, Inc., a women’s apparel retailer; Director, Hudson’s Bay Company, a Canadian chain of retail department stores and discount stores.

			1991	2006

Joseph S. Vassalluzzo	55

Vice Chairman of Staples, Inc., a retailer specializing in home, office, and computer products, since January 2000, with responsibility for overseeing domestic and international growth in its retail and commercial operations; President of Staples Realty & Development, a subsidiary of Staples, Inc., from 1997 to 2000; various other officer positions associated with Staples’ growth and worldwide expansion from 1989 to 1997; various officer positions with American Stores Co., a grocery store chain, and its subsidiaries from 1976 to 1989; sales, operations and real estate experience with Mobil Corp. and Amanda Hess Corp. from 1969 to 1976.

			2002	2006

THE BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE THREE NOMINEES.

Terms of office of the four Trustees named below continue until the Annual Meeting in the years indicated.

Name	Age	Principal Occupations and Other Directorships	Trustee Since	Term to Expire

Dennis L. Berman	52	General Partner of Berman Enterprises since 1973, Vingarden Associates since 1975 and GDR Partnerships since 1981, builders/developers of commercial properties; associated with Beco Management, Inc., a property management company specializing in office, medical and retail environments, since 1986 and Fortress Development Company, an office building developer specializing in CyberFortress facilities, since 1998.	1989	2004

Kristin Gamble	57	President of Flood, Gamble Associates, Inc., an investment counseling firm, since 1984; Senior Vice President of Manufacturers Hanover Corp. with responsibility for all equity investments from 1977 to 1984; Vice President of Research for Foley, Warendorf & Co., a brokerage firm, from 1976 to 1977; Vice President of New Court Capital Management (now Rothschild Inc.), a financial services firm, from 1971 to 1976; Security Analyst with Merrill, Lynch, Pierce, Fenner & Smith from 1968 to 1971. Director, Ethan Allen Interiors, Inc., a furniture manufacturer and retailer.	1995	2004

Mark S. Ordan	44

Chairman of the Board of Trustees of the Trust since January 2003; Chairman and Chief Executive Officer of High Noon Always, Inc., an upscale quick-serve healthy lunch operation (formerly known as Bethesda Retail Partners), since 1999; Chief Executive Officer of Chartwell Health Management Inc., a health benefits brokerage firm, from 1996 until 1999; Chairman, President and Chief Executive Officer of Fresh Fields Markets, Inc., a natural and organic foods supermarket chain, from 1989 until 1996, when it was acquired by Whole Foods Markets; employed in the equities division of Goldman Sachs & Co. from 1983 to 1988. Trustee, Vassar College; Trustee, National Symphony Orchestra.

			1996	2005

Donald C. Wood	42

President and Chief Executive Officer of the Trust since January 2003; President and Chief Operating Officer of the Trust from 2001 to 2003; Senior Vice President and Chief Operating Officer of the Trust from 2000 to 2001; Senior Vice President-Chief Operating Officer and Chief Financial Officer of the Trust from 1999 to 2000; Senior Vice President-Treasurer and Chief Financial Officer of the Trust from 1998 to 1999; Senior Vice President and Chief Financial Officer of Caesars World, Inc., a wholly owned subsidiary of ITT Corporation, from 1996 to 1998; various financial positions, including Vice President and Deputy Controller, with ITT Corporation, from 1990 to 1996; Vice President of Finance of the Trump Organization from 1988 to 1990; various positions, including audit manager, with Arthur Andersen LLP from 1982 to 1988.

			2003	2005

What committees has the Board established, and how often did the Board and committees meet during 2002?

The Board of Trustees has a standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee.

The members of the Audit Committee of the Board of Trustees during 2002 were Mr. Loeb (Chairman effective May 1, 2002), Ms. Gamble, Mr. Berman (Chairman until May 1, 2002 and member until July 24, 2002) and Mr. Vassalluzzo (effective July 24, 2002). The Audit Committee oversees the financial reporting of the Trust, including the audit by the Trust’s independent public accountants. Each member of the Audit Committee is “independent,” as that term is defined in the New York Stock Exchange (“NYSE”) listing standards. The Audit Committee held seven meetings in 2002.

The Compensation Committee of the Board of Trustees is comprised of Ms. Lane (effective July 24, 2002; Chair effective January 3, 2003), Mr. Berman and Mr. Ordan (Chairman until May 1, 2002 and from July 24, 2002 through January 3, 2003). Mr. Kenneth Brody, a former Trustee, served as a member of the Compensation Committee until his resignation from the Board of Trustees on July 24, 2002 and as its Chairman from May 1, 2002 until July 24, 2002. The Compensation Committee reviews and reports to the Board on incentive plans and remuneration of officers; administers the Trust’s 2001 Long-Term Incentive Plan (the “2001 Plan”), the Amended and Restated 1993 Long-Term Incentive Plan (the “1993 Plan”) and certain other compensation plans; and approves stock option and other equity-based awards. That committee held three meetings in 2002.

The Board of Trustees established a Nominating and Corporate Governance Committee on October 29, 2002. Until March 1, 2003, the Nominating and Corporate Governance Committee of the Board of Trustees was comprised of all of the non-employee Trustees and was chaired by Ms. Gamble; effective March 1, 2003, it is comprised of Ms. Gamble (Chair), Ms. Lane, Mr. Ordan and Mr. Vassalluzo. The Nominating and Corporate Governance Committee identifies and recommends to the Board individuals to stand for election or reelection to the Board, makes recommendations to the Board regarding committee memberships and chairmanships, makes determinations of independence for purposes of service on the Board and committees, develops and recommends to the Board corporate governance guidelines and Trust policy governing ethical business conduct, makes recommendations regarding compensation for service on the Board and committees, and evaluates the performance of the Board and each Trustee on an annual basis. The Nominating and Corporate Governance Committee charter provides that the committee will consider suggestions for Board membership submitted by shareholders in accordance with the notice provisions and procedures set forth in the Trust’s Bylaws. The Nominating and Corporate Governance Committee held no meetings in 2002 but began its regular meeting schedule in 2003.

The Board of Trustees also established a Special Committee on March 11, 2002 to manage the Chief Executive Officer transition. The CEO transition was completed in January 2003 and the Special Committee was discharged of any further responsibilities. The Special Committee of the Board of Trustees was comprised of all of the non-employee Trustees and was chaired by Ms. Gamble. The Special Committee met seven times in 2002.

During 2002 the Board of Trustees held ten meetings. All Trustees attended at least 75% of all meetings of the Board and Board committees on which they served during 2002.

How are the Trustees compensated?

Trustees’ fees are paid to non-employee Trustees. In accordance with the provisions of the 2001 Plan, Trustees’ fees (other than per-meeting fees) are payable in cash or Shares or a combination of both, at the election of the Trustee; the Trust issued Shares for 15% of the Trustees’ fees paid in 2002. The annual Trustee fee for 2002 was $25,000. Each Trustee was paid the fee based on the number of months during the year he or she served as a Trustee. The annual fee in 2002 for service on the Compensation Committee was $2,500 and $4,500 for service as its Chairman. The annual fee in 2002 for service on the Audit Committee was $2,000 and

$4,000 for service as its Chairman. Committee fees were also prorated based on the number of months of service. There was no annual fee in 2002 for service on the Nominating and Corporate Governance Committee. There was no annual fee in 2002 for service on the Special Committee; however, members of the Special Committee were awarded a one-time fee of $25,000, payable in cash, for service on the Special Committee in February 2003. In addition to annual fees for service on the Board of Trustees and Board committees, the non-employee Trustees received fees of $1,000 per meeting attended in person and $500 per meeting attended by telephone. In accordance with the 2001 Plan, as of the date of the 2002 Annual Meeting of Shareholders, each non-employee Trustee received an option to purchase 2,500 Shares at an exercise price of $27.15.

EXECUTIVE OFFICERS

Who are the Trust’s executive officers?

The following sets forth certain information with regard to the current executive officers of the Trust:

Name	Age	Principal Occupations and Other Directorships

Dawn M. Becker	39

Senior Vice President–General Counsel and Secretary of the Trust since February 2003, with responsibility for overseeing the Trust’s legal work relating to acquisitions, dispositions, development, financing, securities and corporate governance; Vice President–General Counsel and Secretary of the Trust from 2002 to February 2003; Vice President–Real Estate and Finance Counsel of the Trust from 2000 to 2002; Senior Legal Counsel with the Trust from 1997 to 2000; attorney with Andrews & Kurth LLP from 1993 to 1997, Davis Wright Tremaine from 1992 to 1993, Bingham Dana & Gould from 1991 to 1992 and Shaw Pittman LLP from 1988 to 1991, practicing law in the real estate and creditors rights areas.

Jeffrey S. Berkes	39

Senior Vice President–Strategic Transactions of the Trust since February 2002, with responsibility for overseeing acquisitions and dispositions for the Trust; Vice President-Strategic Transactions of the Trust from 2000 to February 2002; Vice President of Acquisitions and Finance for Velsor Properties LLC, a private real estate investment firm, from 1998 until 2000; Director of Acquisitions with the Trust from 1997 to 1998; Vice President of Acquisitions for Heitman Financial Services, Ltd. (formerly JMB Institutional Realty Advisors, Inc., which was acquired by United Asset Management and merged with Heitman Financial), a private real estate investment firm, from 1994 until 1997. Other prior real estate experience from 1985 to 1993 with ITT Real Estate Services, CB Commercial and Joseph Farber and Company.

Larry E. Finger	49

Senior Vice President–Chief Financial Officer and Treasurer of the Trust, with responsibility for overseeing the Trust’s capital markets, financial reporting and investor relations functions, since March 2002; various positions with Washington Real Estate Investment Trust from 1993 through 2001, most recently as Senior Vice President–Chief Financial Officer from 1995 to 2001; Founder and owner of a multi-restaurant delivery service from 1991 to 1993; various positions with Savage/Fogarty Cos., a real estate development, investment, asset management, property management and leasing company, from 1978 to 1991, most recently as Chief Operating Officer from 1984 to 1991.

Information for Mr. Wood is provided above in “Item 1: Election of Trustees.”

COMPENSATION OF EXECUTIVE OFFICERS

The following table describes the compensation of the Chief Executive Officer and the four other most highly paid executive officers (“named executive officers”).

Summary Compensation Table

					Long-Term Compensation
		Annual Compensation			Awards		Payouts
Name and Principal Position	Year	Salary (A) ($)	Bonus (B) ($)	Other Annual Compensation ($)	Restricted Share Award(s) (C) ($)	Options (D) (#)	LTIP Payouts ($)	All Other Compensation (E) ($)
Steven J. Guttman(1)	2002	$—	$—	$—	$665,000	$180,000	$—	$248,000	(F)
Former Chairman of	2001	—	—	—	1,008,000	120,000	1,510,000	288,000	(F)
the Board and Chief	2000	—	—	—	1,197,000	100,000	1,170,000	264,100	(F)
Executive Officer

Donald C. Wood(2)	2002	425,000	340,000	—	102,000	—	—	18,000
President and	2001	350,000	280,000	—	77,000	100,000	—	27,000
Chief Executive Officer	2000	350,000	240,000	—	66,000	50,000	—	22,000

Dawn M. Becker(3)	2002	196,000	103,000	—	14,000	—	—	8,000
Senior Vice President—	2001	180,000	73,000	—	19,000	—	—	7,000
General Counsel and Secretary	2000	170,000	60,000	—	90,000	20,000	—	7,000

Jeffrey S. Berkes(4)	2002	200,000	120,000	—	36,000	—	—	8,000
Senior Vice President—	2001	175,000	98,000	—	27,000	—	—	7,000
Strategic Transactions	2000	150,000	138,000	—	384,000	30,000	—	6,000

Larry E. Finger(5)	2002	228,000	220,000	—	66,000	100,000	—	25,000
Senior Vice President—
Chief Financial Officer
and Treasurer

(1)	Mr. Guttman resigned from the Trust effective January 1, 2003. In January 2002, Mr. Guttman received 28,913 Shares valued at $665,000 and vesting at the end of five years in lieu of his 2002 cash salary of $500,000. The award was granted under the 1993 Plan. As of December 31, 2002, Mr. Guttman held a total of 363,976 Restricted and Performance Shares valued at $10,235,000. The restrictions on these shares lapsed on January 1, 2003, in connection with the termination of Mr. Guttman’s employment. The terms of these arrangements are described below in “Employment Agreements; Termination of Employment and Change-in-Control Arrangements.”
(2)	Mr. Wood was promoted to Chief Operating Officer in November 1999, to President in February 2001 and to Chief Executive Officer effective January 1, 2003. In February 2003, Mr. Wood received a Restricted Share Award of 3,642 Shares, valued on the date of grant at $102,000, in lieu of 20% of his cash bonus for 2002, as described below in (B). As of December 31, 2002, Mr. Wood held a total of 59,479 Restricted and Performance Shares valued at $1,673,000.
(3)	Ms. Becker was promoted to Vice President-General Counsel and Secretary in March 2002 and to Senior Vice President in February 2003. In February 2003, Ms. Becker received a Restricted Share Award of 514 Shares, valued on the date of grant at $14,000, in lieu of 15% of her cash bonus for 2002, as described below in (B). As of December 31, 2002, Ms. Becker held a total of 3,095 Restricted and Performance Shares valued at $87,000.
(4)	Mr. Berkes was hired in February 2000 and was promoted to Senior Vice President in February 2002. In February 2003, Mr. Berkes received a Restricted Share Award of 1,285 Shares, valued on the date of grant at $36,000, in lieu of 20% of his cash bonus for 2002, as described below in (B). As of December 31, 2002, Mr. Berkes held a total of 11,931 Restricted and Performance Shares valued at $336,000.
(5)	Mr. Finger served as a consultant to the Trust from January 28 to February 28, 2002, and commenced employment with the Trust on March 1, 2002. In February 2003, Mr. Finger received a Restricted Share Award of 2,356 Shares, valued on the date of grant at $66,000, in lieu of 20% of his cash bonus for 2002, as described below in (B). As of December 31, 2002, Mr. Finger held no Restricted or Performance Shares.

(A)	Amounts shown include amounts deferred at the election of the named executive officer pursuant to plans available to substantially all employees and pursuant to a non-qualified deferred compensation plan available to all officers and certain other highly compensated employees
(B)	In accordance with the Trust’s 2002 Incentive Bonus Plan, Vice Presidents and employees classified as “Directors” received up to 25% of their bonuses for 2002 (in accordance with their election made in the first quarter of 2002) in Shares vesting equally over a three-year period. In consideration for the vesting provision, they received Shares valued at 120% of the cash value on the date of grant. The President and Senior Vice Presidents, while not covered by the 2002 Incentive Bonus Plan, received up to 25% of their 2002 bonuses (in accordance with their election made in the first quarter of 2002) in Shares as well, on the same terms as those outlined in the 2002 Incentive Bonus Plan. All awards for 2002 referred to in this table were granted under the 1993 Plan.
(C)	Dividends are paid on Restricted Shares.
(D)	Option exercise price is equal to the fair market value of the Shares on the date of grant. All awards in 2002 referred to in this table were granted under the 1993 Plan.
(E)	The amounts shown in this column for the last fiscal year include the following: (1) Mr. Guttman: $8,000 —Trust paid group term life insurance; $4,000 — Trust paid annuity contract premium; $37,000 — interest that would have been payable on interest-free loan made in connection with split-dollar life insurance agreement; $10,000 — Trust paid long-term disability insurance premium; and $189,000 — deferred compensation from forgiveness of loans as described below in (F); (2) Ms. Becker: $1,000 — Trust paid group term life insurance; $2,000 — Trust paid long-term disability insurance premium; $5,000 — Trust contribution to Section 401(k) Plan; (3) Mr. Berkes: $1,000 — Trust paid group term life insurance; $2,000 — Trust paid long-term disability insurance premium; $5,000 — Trust contribution to Section 401(k) Plan; (4) Mr. Finger: $22,000 — consulting fee paid to Mr. Finger pursuant to consulting arrangement referred to in footnote (4) above; $1,000 — Trust paid group term life insurance; $2,000 — Trust paid long-term disability insurance premium; and (5) Mr. Wood: $1,000 — Trust paid group term life insurance; $9,000 — interest that would have been payable on interest-free loan made in connection with split-dollar life insurance agreement; $3,000 — Trust paid long-term disability insurance premium; $5,000 — Trust contribution to Section 401(k) Plan.
(F)	In 1991, Mr. Guttman and certain other Trust officers were awarded the opportunity to purchase Shares of the Trust and the Trust made available loans for 100% of the purchase price. Seventy-five percent of the original principal balance of these loans was forgiven by the Trust as certain conditions were met; the final loan forgiveness occurred in January 2002. Tax loans were made by the Trust for the taxes incurred upon the periodic forgiveness of the indebtedness. The purchase and tax loans were due by their terms over a period from 2003 to 2010. Mr. Guttman repaid all of his share purchase and related tax loans in January 2003.

Option Awards in 2002

The following table provides information on option awards in 2002 to the named executive officers.

Name	Number of Shares Underlying Options Awarded (#)	% of Total Options Awarded to Employees In Fiscal Year	Exercise Price ($/Sh)	Expiration Date	Potential Realizable Value at Assumed Annual Rate of Stock Price Appreciation for Option Term (1)(2)
					5% ($)	10% ($)
Steven J. Guttman	180,000(2)	42%	$25.16	(2)	$425,000	$869,000
Donald C. Wood	—	—	—	—	—	—
Dawn M. Becker	—	—	—	—	—	—
Jeffrey S. Berkes	—	—	—	—	—	—
Larry E. Finger	100,000(3)	24%	25.16	2/28/12	1,582,000	4,010,000

(1)	These assumed annual rates of stock price appreciation are specified by the SEC. No assurance can be given that such rates will be achieved.
(2)	Mr. Guttman resigned from the Trust effective January 1, 2003. These options vested on that date in connection with the termination of his employment and will remain exercisable until January 1, 2004. Accordingly, the potential realizable value has been calculated as of January 1, 2004. See “Employment Agreements; Termination of Employment and Change-in-Control Arrangements.”
(3)	These options vest in three equal annual installments beginning on February 28, 2003.

Aggregated Option Exercises in 2002 and December 31, 2002 Option Values

The following table provides information on option exercises in 2002 by the named executive officers, and the value of each such officer’s unexercised options at December 31, 2002.

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Shares Underlying Unexercised Options at December 31, 2002 (#)		Value of Unexercised In-the-Money Options at December 31, 2002 ($)(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Steven J. Guttman(2)	24,739	$115,856	1,202,000	293,000	$4,489,000	$1,536,000
Donald C. Wood	—	—	354,000	146,000	1,859,000	903,000
Dawn M. Becker	—	—	31,000	7,000	188,000	48,000
Jeffrey S. Berkes	20,000	176,051	—	10,000	—	101,000
Larry E. Finger	—	—	—	100,000	—	296,000

(1)	Based on $28.12 per Share closing price on the NYSE on December 31, 2002.
(2)	Mr. Guttman resigned from the Trust effective January 1, 2003. All of his options became exercisable as of that date in connection with the termination of his employment. See “Employment Agreements; Termination of Employment and Change-in-Control Arrangements.”

Long-Term Incentive Plans — Awards in Last Fiscal Year

(a)	(b)	(c)	(d)
Name	Number of Shares, Units, or Other Rights (#) (A)	Performance or Other Period Until Maturation or Payout	Estimated Future Payouts under Non-Stock Price-Based Plans (#)
Donald C. Wood (1)	10,000	5 years	10,000
Dawn M. Becker (1)	1,000	5 years	1,000
Jeffrey S. Berkes (1)	3,500	5 years	3,500

(1)

On February 28, 2002, the Trust granted a Performance Award to Mr. Wood (10,000 Performance Shares), Ms. Becker (1,000 Performance Shares) and Mr. Berkes (3,500 Performance Shares). Pursuant to the terms of these awards, 20% of the Performance Shares will vest for any calendar year in which the Trust meets the “Performance Target,” i.e., the Trust’s total return exceeds the Morgan Stanley REIT Index total return for the same period. Any Performance Shares which remain unvested after 2011 will be forfeited. Performance Shares may also be forfeited, or may vest on an accelerated basis, under certain circumstances. These awards were granted under the 2001 Plan. The Performance Target was met for 2002 and in February 2003, 2,000 Performance Shares vested for Mr. Wood, 200 Performance Shares vested for Ms. Becker and 700 Performance Shares vested for Mr. Berkes. The terms of these awards are described in “Employment Agreements; Termination of Employment and Change in Control Arrangements.”

(A)	Dividends are paid on Performance Shares.

Equity Compensation Plan Information

The following table provides information as of December 31, 2002 regarding equity compensation plans approved by the shareholders and equity compensation plans that were not approved by the shareholders.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (1)	3,220,742	$23.76	2,050,404
Equity compensation plans not approved by security holders	—	—	—

Total	3,220,742	$23.76	2,050,404

(1)	Consists entirely of common shares authorized for issuance under the 1993 Plan and the 2001 Plan.

Employment Agreements; Termination of Employment and Change-in-Control Arrangements

The Trust has entered into severance agreements with Ms. Becker, Mr. Berkes, Mr. Finger and Mr. Wood, which provide, among other things, that if the officer is terminated without cause (as defined in the agreements), the officer will be entitled to receive his or her salary (as defined in the agreements) for one year (18 months in the case of Mr. Wood) and benefits for nine months. The officer also will receive the benefits payable upon termination without cause under certain additional circumstances, including, among other things, a demotion or a substantial reduction in the officer’s responsibilities without his or her written consent, relocation of the Trust’s principal office outside the Washington, D.C. area, or the decrease of the officer’s base salary below a percentage specified in each officer’s severance agreement. The Trust may terminate the officer’s employment with cause without payment to the employee.

The severance agreements with Ms. Becker, Mr. Berkes and Mr. Finger also provide that, if any of these officers leave the employment of the Trust within six months following a change in control (generally defined to include control of a specified percentage of the outstanding Shares), he or she will be entitled to receive a lump sum cash payment equal to the payment to which he or she would have been entitled upon a termination without cause, benefits and executive perquisites for a specified period following such termination, to have the restrictions on the exercise or receipt of any stock options or stock grants lapse and, at the option of the officer, to have the Trust redeem all Shares owned at termination at a formula price. These agreements also provide that if benefits paid pursuant thereto are determined to be subject to an excise or similar tax, the Trust will provide the officer with such additional compensation as is necessary to place him or her in the same after-tax position as he or she would have been had such tax not been paid or incurred. The Trust has entered into an agreement with Mr. Wood providing for the same benefits upon a change in control, except that Mr. Wood’s cash payment would be equal to two years’ salary and bonus.

The Trust granted a restricted share award of 10,000 Shares (the “Restricted Share Award”) to Mr. Wood in May 1998 upon the commencement of his employment. Pursuant to the terms of the Restricted Share Award, the Shares will vest in five equal annual installments, subject to accelerated vesting if any of the following events occur after the first anniversary of the date of grant: a change in control or the termination of Mr. Wood’s employment due to death, disability or without cause (as such terms are defined in the Restricted Share Award). If Mr. Wood voluntarily resigns from his employment with the Trust or his employment is terminated for cause prior to the end of the five-year vesting period, his rights to any unvested Shares are forfeited.

In February 2000, the Trust granted a performance share award (“Performance Award”) to Mr. Wood for 37,500 Shares (“Performance Shares”). Pursuant to the terms of this award, a specified number of Performance Shares will vest each year from 2000 through 2007 if the Trust meets or exceeds the threshold-level “Performance Target,” and over a shorter period of time if the Trust meets a higher level. Both levels are established annually by the Compensation Committee at the beginning of the year to which they will apply. Any Performance Shares which remain unvested after 2007 vest in five equal annual installments through 2012. All Performance Shares vest in the event of a change in control (as defined in the Performance Award), or the termination of Mr. Wood’s employment due to disability (as defined in the Performance Award) or without cause (as defined in the Performance Award). If Mr. Wood’s employment is terminated for cause, his rights to any unvested Performance Shares are forfeited. If Mr. Wood dies or voluntarily resigns from his employment with the Trust, a pro rata number of Performance Shares for that year will vest if the Performance Target is met, and his rights to any future unvested Shares are forfeited.

In February 2000, the Trust granted a restricted share award (“Service Award”) to Mr. Wood for 37,500 Shares. Pursuant to the terms of the Service Award, 391 Shares vest each month over an eight-year period, subject to accelerated vesting in the event of a change in control (as defined in the Service Award) or the termination of Mr. Wood’s employment due to disability or without cause (each as defined in the Service Award). If Mr. Wood voluntarily resigns from his employment with the Trust or his employment is terminated for cause prior to the end of the aforementioned eight-year period, his rights to any unvested Shares are forfeited. If Mr. Wood dies, the number of Shares which would have vested in the month of his death vest and his rights to any future unvested Shares are forfeited.

In February 2000, the Trust granted Service Awards to Ms. Becker (3,800 Shares) and Mr. Berkes (20,000 Shares). These Service Awards vest in five equal annual installments, subject to accelerated vesting in the event of a change in control (as defined in the Service Awards) or the termination of the officer’s employment due to death, disability or without cause (each as defined in the Service Awards). If the officer voluntarily resigns from his or her employment with the Trust or his or her employment is terminated for cause prior to the end of the aforementioned five-year period, his or her rights to any unvested Shares are forfeited.

In February 2002, the Trust granted a Performance Award to Mr. Wood (10,000 Performance Shares), Ms. Becker (1,000 Performance Shares) and Mr. Berkes (3,500 Performance Shares). Pursuant to the terms of these awards, 20% of the Performance Shares will vest for any calendar year in which the Trust’s total return exceeds the Morgan Stanley REIT Index total return for the same period. Any Performance Shares which remain unvested after 2011 will be forfeited. In all other respects, the Performance Awards are identical to Mr. Wood’s 2000 Performance Award described above, except that the agreements with Mr. Wood and Mr. Berkes provide that tax notes given in connection with the vesting of Performance Shares will not be forgiven in the event of change in control or termination, and the agreement with Ms. Becker does not provide for the making of tax loans. Although the agreements with Mr. Wood and Mr. Berkes provide for the making of tax loans in connection with the vesting of Performance Shares, recent changes in federal law prohibit the Trust from making any such loans.

In February 2003, the Trust granted a Performance Award to Mr. Wood (37,500 Performance Shares), Ms. Becker (7,500 Performance Shares), Mr. Berkes (5,000 Performance Shares) and Mr. Finger (30,000 Performance Shares). Pursuant to the terms of these awards, 20% of the Performance Shares will vest for any calendar year in which the Trust’s total return exceeds the Bloomberg REIT Shopping Center Index total return for the same period. Any Performance Shares which remain unvested after 2012 will be forfeited. In all other respects, the Performance Awards are identical to the 2002 Performance Awards described above except that the agreements do not provide for the making of tax loans.

In 1998, the Trust entered into a split-dollar life insurance agreement with Mr. Wood pursuant to which the Trust makes certain premium payments on his behalf relating to certain insurance policies and is reimbursed for those premiums after fifteen years. The Trust’s funding obligations end, and it is entitled to immediate reimbursement, in the event of termination of Mr. Wood’s employment under certain circumstances. The Trust’s funding obligations do not end, however, in the event of termination without cause or in connection with a change in control of the Trust, provided in either case that Mr. Wood has been employed by the Trust for at least five years at the time of termination. The Trust has made no premium payments on behalf of Mr. Wood pursuant to this agreement since July 29, 2002 and is currently evaluating whether recent changes in federal law relating to loans to executive officers prohibit the Trust from making any further premium payments.

Effective January 1, 2003, Mr. Guttman resigned as a Trustee, Chairman of the Board and Chief Executive Officer of the Trust. Pursuant to the terms of Mr. Guttman’s resignation agreement, employment agreement and various other agreements with the Trust in existence prior to his resignation, he received or will receive (i) payment of three years’ salary and bonus in the aggregate amount of $3,345,452, (ii) accelerated vesting of all unvested stock options, (iii) accelerated vesting of all restricted shares and performance shares, a payment for taxes due as a result thereof in the amount of $1,687,200, and forgiveness of existing tax notes in connection with previously vested shares in the aggregate amount of approximately $1,913,600, (iv) payment over time of the remaining two annual premiums on the split-dollar life insurance policy obtained for Mr. Guttman’s benefit (for which the Trust must be reimbursed in 2013), (v) reimbursement of relocation and legal expenses in the aggregate amount of $275,000 and payment for accrued unused vacation in the amount of approximately $78,000; and (vi) medical, life and disability insurance benefits and administrative support for three years.

The 1993 Plan provides that all stock options granted pursuant to it shall vest in the event of a change in control, as defined in the 1993 Plan. All Restricted Shares granted under the 1993 Plan pursuant to the Trust’s Incentive Bonus Plans vest in the event of a termination without cause or a change in control.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The following Report of the Compensation Committee and the performance graph included elsewhere in this proxy statement do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Trust filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Trust specifically incorporates this Report or the performance graph by reference in the specified filing.

In 2002, the Compensation Committee was responsible for determining the level of compensation paid to the Trust’s executive officers. The Compensation Committee is comprised entirely of independent Trustees.

Philosophy:    The fundamental objective of the Compensation Committee is to create a compensation program for executive officers that will attract and retain qualified executives while ensuring that they are compensated in a way that advances both the short- and long-term interests of our shareholders. We believe these objectives are best achieved through a compensation program that consists of the following three key elements:

•	base salary;

•	a performance-based annual bonus which may be paid in cash, Shares or both; and

•	periodic grants of stock-based compensation such as stock options and/or shares of restricted stock which may be subject to performance-based vesting requirements.

Under this approach, compensation for these officers involves a high proportion of pay that is “at-risk,” in the form of the annual bonus, which takes into account personal performance but is also based in significant part on the performance of the Trust and may be paid in part in the form of stock that vests over time. In addition, stock-based compensation such as stock options relate a significant portion of long-term remuneration directly to stock price appreciation realized by all of the Trust’s shareholders. The other form of stock-based compensation currently used by the Trust includes restricted stock that is subject to vesting only if the Trust achieves certain performance goals.

The Compensation Committee will evaluate on an annual basis the appropriate mix of cash and stock-based compensation in order to maintain the total compensation package for executive officers at a level which is competitive with other successful real estate investment trusts and other national and regional companies that the Committee concludes possess revenues, profitability and growth that are comparable to those of the Trust. In determining 2002 salaries and 2001 bonuses, the Compensation Committee took into account compensation information available through the National Association of Real Estate Investment Trusts. FPL Associates was retained in 2002 to perform a benchmarking study against comparable real estate investment trusts to serve as the basis for determining 2003 salaries and 2002 bonuses.

Base Salaries and Annual Bonuses (other than for the Chief Executive Officer).    The base salaries and annual bonuses of executive officers (other than the Chief Executive Officer) are set each year by the Compensation Committee, taking into account the recommendation of the Chief Executive Officer, based upon an evaluation of the Trust’s performance, each executive officer’s individual performance, the nature of each officer’s position, the contribution made by such officer to the Trust’s overall corporate performance, and the competitive market salaries for that position. The recommendations for 2002 salaries and 2001 bonuses were made by Mr. Guttman, who was Chief Executive Officer at that time, and the recommendations for 2003 salaries and 2002 bonuses were made by Mr. Wood, who became Chief Executive Officer effective January 1, 2003.

Beginning in 1999, the Compensation Committee adopted an Incentive Bonus Plan for most Trust employees other than the executive officers. Under this program, if certain corporate objectives, such as achieving a pre-determined level of FFO or regional net operating income, are met in a given year, a bonus pool will be established. If the objectives are not met, no pool is established and no bonuses will be paid. The size of the bonus pool can be increased if the Trust’s actual performance exceeds the pre-determined objectives by a specified amount. The amount each individual is actually paid as a bonus is largely determined on the basis of that individual’s performance. Although the Incentive Bonus Plan is not directly applicable to executive officers, the Compensation Committee has applied the same general approach in determining bonuses of all executive officers (other than the Chief Executive Officer).

In accordance with the 2002 Incentive Bonus Plan, Vice Presidents and employees classified as “Directors” received up to 25% (in accordance with their election made in the first quarter of 2002) of their bonuses for 2002 in Shares vesting over a three-year period. In consideration for the vesting provision, they received Shares valued at 120% of the cash value on the date of grant. In February 2002 the Compensation Committee determined that the executive officers, while not covered by the 2002 Incentive Bonus Plan, should receive up to 25% (in accordance with their election made in the first quarter of 2002) of their 2002 bonuses in Shares as well, on the same terms as those outlined in the 2002 Incentive Bonus Plan. Shares awarded as a portion of the annual bonus are not part of long-term incentive compensation; however, the Compensation Committee believes that the issuance of these Shares with their staggered vesting helps the Trust to retain valued employees and gives a wider range of employees an equity stake in the Trust. In 2003, the Compensation Committee intends to review, with the help of an outside consultant, the existing annual bonus plan to be sure it provides appropriate incentives for employees to maximize the Trust’s performance.

Stock Options and Performance-Based Stock.    The Compensation Committee generally awards stock options and performance-based stock to executive officers, Vice Presidents and a few other key employees to reward exceptional corporate and individual performance in a given year. Before awarding any equity-based compensation, the Compensation Committee takes into account the total Share usage under the Trust’s existing equity plans as well as any shareholder dilution that will result from the award.

Stock option awards are issued at fair market value on the date of the grant and typically vest in equal installments over a 3-year period and expire after 10 years. The performance-based stock grants vest only if the Trust meets or exceeds a specified performance target during a designated performance period. Those performance targets have included the Trust’s generating a total annual return in excess of a specified index or the Trust’s achieving a specified percentage of growth in FFO established by the Compensation Committee at the beginning of each year. If the performance targets are not achieved during the term of the award, the unvested shares are forfeited.

As a result of the transition in senior management that occurred at the Trust in 2002, very few of the Trust’s current senior managers have a substantial equity stake in the Trust and therefore, little compensation that creates an appropriate alignment of interests with the Trust’s shareholders. In 2003, the Compensation Committee has endeavored to rectify that situation by making both stock option and performance-based stock awards to all of the Trust’s senior managers. The Compensation Committee also intends to retain an outside consultant during 2003 to create a more formal long-term incentive award plan for the Trust’s senior managers with appropriately structured incentives.

Chief Executive Officer.

Mr. Guttman was the Trust’s Chief Executive Officer through December 31, 2002. As Chief Executive Officer, Mr. Guttman was compensated pursuant to his employment agreement and in accordance with the performance factors discussed earlier. Mr. Guttman’s compensation package was comprised of a base salary component commensurate with other non-founder chief executive officers in the industry, an annual incentive bonus awarded at the discretion of the Compensation Committee which has historically approximated 40-80% of base pay, and a long-term performance share component which vested based on FFO performance hurdles.

In September 1997, the Compensation Committee approved a plan to link Mr. Guttman’s compensation to shareholder value. The Compensation Committee approved a Stock in Lieu of Salary Plan and a Stock in Lieu of Bonus Plan pursuant to which Mr. Guttman could elect to forgo receipt of his salary and/or bonus in cash and receive instead the number of Shares equal to 133% of his salary and/or bonus amount divided by the closing price per Share as of December 31 of the previous year. To implement the Stock in Lieu of Salary and Bonus Plans, the Trust and Mr. Guttman entered into restricted share award agreements pursuant to which Mr. Guttman would receive (unless he elected otherwise) Shares in lieu of his salary for the years 1998 through 2002 and Shares in lieu of his bonus for the years 1997 through 2001. Mr. Guttman’s salary for 2002 remained at its 2001 level of $500,000. Mr. Guttman elected to receive Shares in lieu of cash for his 2002 salary and 2001 bonus (cash award of $258,000). Pursuant to these elections and the applicable restricted share award agreements, a total of 43,821 Restricted Shares were awarded in January and February 2002 for his 2002 salary and 2001 bonus. Mr. Guttman announced his resignation in 2002, effective January 1, 2003, and was not awarded a bonus for 2002. All of Mr. Guttman’s Restricted Shares vested on January 1, 2003 in connection with the termination of his employment. See “Employment Agreements; Termination of Employment and Change-in-Control Arrangements.”

Also in September 1997, the Compensation Committee awarded Mr. Guttman a performance share award of 300,000 Shares effective January 1, 1998. Mr. Guttman’s performance share award agreement was amended in 2000 to provide that, for calendar years subsequent to 1999, the Performance Targets would be established annually by the Compensation Committee at the beginning of each year in order to better align the financial incentives under his performance share award agreement with successful execution of the Trust’s business plan for that year. Although Performance Targets were established for 2002 in the first quarter of that year, no determination was made regarding the vesting of any of Mr. Guttman’s Performance Shares for 2002, as all of

the Performance Shares vested on January 1, 2003 in connection with the termination of his employment. See “Employment Agreements; Termination of Employment and Change-in-Control Arrangements.”

Mr. Wood, who assumed the position of Chief Executive Officer on January 1, 2003, is compensated in the same manner as the Trust’s other executive officers on the basis of the same types of performance factors described above and with the same forms of compensation. Mr. Wood’s 2002 salary and 2001 bonus were established by the Compensation Committee taking into account the recommendation of Mr. Guttman. Mr. Wood’s 2003 base salary and 2002 bonus were established by the Compensation Committee based on the Trust’s performance and the Committee’s evaluation of Mr. Wood’s contributions to the Trust’s performance during 2002.

Deductibility of Executive Compensation in Excess of $1.0 Million.    Section 162(m) of the Internal Revenue Code generally disallows a federal income tax deduction to any publicly held corporation for compensation paid in excess of $1 million in any taxable year to an executive officer who is named in the Summary Compensation Table. Exceptions are made for qualified performance-based compensation, among other things. The Compensation Committee intends generally to structure its executive awards to comply with this Section 162(m) exception. However, the Committee does not believe that it is necessarily in the best interest of the Trust and its shareholders that all compensation meet the requirements of Section 162(m) for deductibility, and the Committee may determine to award non-deductible compensation in such circumstances as it deems appropriate. Moreover, in light of the ambiguities and uncertainties under Section 162(m), no assurance can be given that compensation intended by the Trust to satisfy the requirements for deductibility under Section 162(m) does in fact do so.

Submitted by:

Amy B. Lane (Chair)*

Dennis L. Berman

Mark S. Ordan

* Ms. Lane, the current chairman of the Committee (effective January 3, 2003), joined the Board of Trustees in July 2002 and thus did not participate in the Committee’s activities that occurred prior to that time. Mr. Ordan served as the Committee Chairman for the majority of calendar year 2002.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of Ms. Lane and Messrs. Berman and Ordan. Mr. Kenneth Brody served as a member of the Compensation Committee until his resignation from the Board of Trustees on July 24, 2002. There are no Compensation Committee interlocks and no Trust employees serve on the Compensation Committee.

Performance Graph

The following performance graph compares the cumulative total shareholder return on the Trust’s Shares with the cumulative return on the S&P 500 and the index of equity real estate investment trusts prepared by the National Association of Real Estate Investment Trusts (“NAREIT”) for the five fiscal years commencing December 31, 1997 and ending December 31, 2002, assuming an investment of $100 and the reinvestment of all dividends into additional common shares during the holding period. Equity real estate investment trusts are defined as those which derive more than 75% of their income from equity investments in real estate assets. The NAREIT equity index includes all tax qualified real estate investment trusts listed on the NYSE, American Stock Exchange or the Nasdaq National Market. Stock performance for the past five years is not necessarily indicative of future results.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Pursuant to the terms of stock option plans, from 1984 through July 29, 2002, officers and key employees have exercised options and paid for some of the Shares by issuance of notes to the Trust. Notes accepted pursuant to the 1983 or 1985 stock option plans as well as the 1993 Plan were originally for a term extending to the employee’s or officer’s retirement date; all outstanding notes were amended in 2002 to provide for a fixed maturity date of May 31, 2007. Interest on notes accepted pursuant to the 1983 or 1985 stock option plans is payable quarterly at the annual rate that is the lesser of (1) the Trust’s current borrowing rate or (2) the current indicated annual dividend rate on the Shares acquired pursuant to the option divided by the purchase price of such Shares. Notes accepted pursuant to the 1993 Plan prior to June 1, 2002 provide for interest payable quarterly at the annual rate that is the lesser of (1) the Trust’s borrowing rate on the date of exercise or (2) the indicated annual dividend rate on the date of exercise of the option divided by the purchase price of such Shares. Notes accepted pursuant to the 1993 Plan after June 1, 2002 provide for a market rate of interest. The stock option notes are recourse to the borrower and are secured by the Shares, which will not be released until the notes are paid in full. Recent changes in federal law prohibit the Trust from making any further option-exercise loans to its executive officers.

In 1991, the Trust accepted notes from Trust officers in connection with the 1991 Share Purchase Plan for $5,359,922. The current balance of the notes is $76,000. Seventy-five percent of the original principal balance of these loans was forgiven by the Trust as certain conditions were met; the final loan forgiveness occurred in January 2002. In connection with the 1991 Share Purchase Plan, the Trust has loaned officers $91,000 with which to pay income taxes associated with the forgiveness. The interest rate on the share purchase loans and related tax loans is 9.39%. Mr. Guttman repaid all of his share purchase and related tax loans in January 2003.

The Trust has loaned Mr. Guttman and Mr. Wood a total of $1,914,000 and $167,000, respectively, with which to pay income taxes associated with the vesting of Shares pursuant to their Performance Awards, and has loaned Mr. Wood a total of $123,000, with which to pay income taxes associated with the vesting of Shares pursuant to his Service Award. The interest rate on the loans to Mr. Guttman is fixed at 6.36%; the current interest rate on the loans to Mr. Wood, based on the Trust’s variable-rate line of credit, is 2.66%. Recent changes in federal law prohibit the Trust from making any further loans to its executive officers.

The following table sets forth the indebtedness to the Trust of the named executive officers as of March 27, 2003:

Name	Title	Maximum Outstanding during 2002	Current Balance of Notes(1)
Steven J. Guttman	Former Chairman of the Board and Chief Executive Officer	$4,660,000	$893,000	(2)
Donald C. Wood	President and Chief Executive Officer	290,000	290,000
Dawn M. Becker	Senior Vice President—General Counsel and Secretary	0	0
Jeffrey S. Berkes	Senior Vice President—Strategic Transactions	333,000	333,000
Larry E. Finger	Senior Vice President—Chief Financial Officer and Treasurer	0	0

(1)	Recent changes in federal law prohibit the Trust from making any further loans, or modifying any existing loans, to its executive officers.
(2)	Mr. Guttman resigned from the Trust effective January 1, 2003. His notes are repayable in accordance with their respective terms.

Mr. Guttman and his wife own two jewelry stores, and Mr. Guttman owns an indirect fifty percent interest in a retail luxury leather goods store, which entered into leases in 2002 for a total of 3,477 square feet of retail space at the Trust’s Santana Row property in San Jose, California. Mr. Guttman personally guaranteed the jewelry store leases. The three leases provide for a term of ten years and first year minimum rents of $58,140, $40,500 and $142,860, respectively, plus a specified amount of percentage rent. The amounts of rent billed in 2002 were approximately $12,000, $8,000 and $33,000, respectively. In order to expedite the stores’ opening, the Trust performed certain construction work in 2002 for a number of tenants, including Mr. Guttman’s stores. His stores will be billed for the cost of the work after the final cost has been determined. Mr. Guttman is not involved in the day-to-day operation of any of the stores. Terms of the leases were negotiated at arms length and reflect prevailing market conditions. The opportunity to invest in these business ventures was first offered to the Trust, which declined.

In April 2002, an affiliate of the Trust paid a brokerage commission in the amount of $247,500 to a real estate brokerage firm owned by Mr. Guttman’s brother in connection with the sale by the Trust of a retail property in Connecticut. The contract pursuant to which the commission was paid was awarded as a result of a competitive process. The Trust has also entered into an agreement to pay the firm a brokerage commission of $350,000 contingent upon the purchase by the Trust of a particular retail property in New Jersey. Both agreements were negotiated at arms length and reflect prevailing market conditions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Trustees and executive officers of the Trust are required by Section 16(a) of the Exchange Act to file reports of initial ownership and changes of ownership of the Trust’s Shares with the Securities and Exchange Commission and with the New York Stock Exchange. To the Trust’s best knowledge, based solely on review of copies of such reports furnished to the Trust and written representations that no other reports were required, the required filings of all such Trustees and executive officers were filed timely.

CORPORATE GOVERNANCE

Over the past year, the Trust has taken a number of actions which reflect the Trust’s commitment to sound corporate governance. Those actions include:

•	appointing an independent Trustee as Chairman of the Board of Trustees;

•	creating a Nominating and Corporate Governance Committee comprised solely of independent Trustees and adopting a charter for that committee;

•	continuing its practice of appointing only independent Trustees to serve on the Audit and Compensation Committees, revising the charter for the Audit Committee and adopting a charter for the Compensation Committee; and

•	adopting corporate governance guidelines that include the following: (a) a requirement that the Board meet at least 2 times per year in executive session without the CEO or management present; (b) a target for 2/3 of the Board to be independent; (c) a definition of Trustee independence; (d) provisions for management succession planning; (e) annual evaluations of Board performance; and (f) guidelines for Trustee and management service on other boards.

The Trust also has adopted a new code of conduct applicable to employees, a code of ethics for its senior financial officers and procedures for the submission of complaints regarding accounting, auditing and other matters. Copies of the Trust’s Corporate Governance Guidelines, the charters for each of the Audit, Compensation and Nominating and Corporate Governance Committees, the code of conduct, the code of ethics and complaint submission procedures are available in the Investor Information section of the Trust’s website: www.federalrealty.com.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Trust filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Trust specifically incorporates this Report by reference therein.

The Audit Committee of the Trust is composed of three Trustees, each of whom meets the current independence and experience requirements of the New York Stock Exchange and the Securities and Exchange Commission. The Committee operates under a written charter which was initially adopted on May 3, 2000. The Board amended and restated the charter on February 12, 2003 to incorporate new Securities and Exchange Commission regulations and the proposed modifications to the New York Stock Exchange rules. The full text of the Committee’s new charter is attached as Appendix A to this proxy statement.

During 2002, the Committee determined it was necessary to replace Arthur Andersen LLP as the Trust’s outside auditors. The Committee interviewed five potential outside audit firms and ultimately selected, and recommended to the Board for approval, Grant Thornton LLP as the Trust’s outside auditors.

Management is primarily responsible for the Trust’s financial statements and reporting process. The Trust’s independent auditing firm, Grant Thornton LLP, is responsible for performing an independent audit of the Trust’s financial statements in accordance with generally accepted accounting principles (“GAAP”) and for issuing a report on those statements. The Committee oversees the financial reporting process on behalf of the Board.

The Committee meets at least quarterly and as it deems necessary or appropriate to carry out its responsibilities. Those meetings include, whenever appropriate, executive sessions with the Trust’s independent auditors without management being present. The Committee met seven times during 2002, including two executive sessions with the Trust’s auditors. In the course of fulfilling its oversight responsibilities, the Committee met with both management and the Trust’s outside auditors to review and discuss all annual financial statements and quarterly operating results prior to their issuance. Management advised the Committee that all financial statements were prepared in accordance with GAAP. The Committee also discussed with the Trust’s outside auditors matters required to be discussed pursuant to Statement on Auditing Standards No. 61, Communication with Audit Committees, including the reasonableness of judgments and the clarity and completeness of financial disclosures. In addition, the Committee discussed with Grant Thornton LLP matters relating to its independence, including the disclosures made to the Committee as required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees.

The Committee is in the process of identifying, retaining and establishing the scope of services for a third party firm to provide internal audit services for the Trust. As described in the Committee’s charter, the Committee will have oversight responsibility for the activities of the internal audit function.

On the basis of these reviews and discussions, the Committee recommended to the Board of Trustees that the Board approve the inclusion of the Trust’s audited financial statements in the Trust’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, for filing with the Securities and Exchange Commission.

Submitted by:

Walter F. Loeb, Chairman

Kristin Gamble

Joseph S. Vassalluzzo*

* Mr. Vassalluzzo joined the Board of Trustees in July 2002 and thus did not participate in the Committee’s activities that occurred prior to that time.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

Grant Thornton LLP has been selected as independent public accountants for the Trust for the current year, and examined the Trust’s financial statements for the year ended December 31, 2002. On June 4, 2002, Arthur Andersen LLP was dismissed and Grant Thornton LLP was engaged as the principal independent public accountants for the Trust. The decision to change accountants was approved by the Board of Trustees upon the recommendation of the Audit Committee. The reports of Arthur Andersen LLP for the years ended December 31, 2000 and 2001 and the subsequent interim period through June 4, 2002 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified as to uncertainty, audit scope or accounting principles. During the Trust’s fiscal years ended December 31, 2000 and 2001 and the subsequent interim period through June 4, 2002, there were no disagreements with Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Arthur Andersen LLP, would have caused them to make reference thereto in their reports on the financial statements for those years. During the Trust’s fiscal years ended December 31, 2000 and 2001 and the subsequent interim period until June 4, 2002, Grant Thornton LLP was not engaged as an independent accountant to audit the Trust’s financial statements, nor was it consulted regarding the application of the Trust’s accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Trust’s financial statements.

During fiscal year 2002, the Trust retained Arthur Andersen LLP and Grant Thornton LLP to provide services in the following categories and amounts:

	Arthur Andersen LLP	Grant Thornton LLP
Audit Fees	$126,100	$131,600
Audit-Related Fees (1)	89,200	115,700
Tax-Related Fees (2)	137,700	203,700
All Other Fees (3)	47,300	1,200

Total	$400,300	$452,200

(1)	Principally audits of employee benefit plans and other entities, quarterly reviews and comfort letters, and work performed in connection with SEC registration statements and other securities offerings.
(2)	Preparation of Trust and partnership federal and state tax returns, earnings and profits calculations and requested tax research, none of which research related to tax shelters.
(3)	Research on compensation and joint venture issues.

The Audit Committee has determined that the provision of non-audit services by Arthur Andersen LLP and Grant Thornton LLP in 2002 was compatible with maintaining auditor independence. The Audit Committee has confirmed that Grant Thornton LLP intends to register with the Public Company Accounting Oversight Board as a registered public accounting firm.

A representative of Grant Thornton LLP will be present at the Annual Meeting and will have the opportunity to make a statement and answer appropriate questions from shareholders.

ANNUAL REPORT

A copy of the Trust’s Annual Report on Form 10-K for the year ended December 31, 2002, as filed with the Securities and Exchange Commission (“Annual Report”), will be mailed without charge to shareholders upon request. Requests should be addressed to the Trust, 1626 East Jefferson Street, Rockville, Maryland 20852, Attention: Mr. Andrew Blocher, Vice President—Investor Relations and Capital Markets. The Form 10-K includes certain exhibits, which will be provided only upon payment of a fee covering the Trust’s reasonable expenses for copying and mailing. A copy of the Annual Report is also available online at www.federalrealty.com.

SOLICITATION OF PROXIES, SHAREHOLDER PROPOSALS AND OTHER MATTERS

The cost of this solicitation of proxies will be borne by the Trust. In addition to the use of the mail, Trust officials may solicit proxies in person and by telephone or facsimile, and may request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting materials to the beneficial owners of Shares.

Proposals of shareholders intended to be presented at the 2004 Annual Meeting, including nominations for persons for election to the Board of Trustees, must be received by the Trust no later than November 28, 2003 to be considered for inclusion in the Trust’s proxy statement and form of proxy relating to such meeting.

The Trustees know of no other business to be presented at the Annual Meeting. If other matters properly come before the meeting, the persons named as proxies will vote on them in accordance with their discretion.

You are urged to complete, sign, date and return your proxy promptly to make certain your Shares will be voted at the Annual Meeting. For your convenience in returning the proxy, an addressed envelope is enclosed, requiring no additional postage if mailed in the United States. If you prefer, you may vote either by telephone (1-800-PROXIES) or on the Internet (www.voteproxy.com) by following the instructions on your proxy card.

For the Trustees,

Dawn M. Becker

Senior Vice President—General

Counsel and Secretary

YOUR PROXY IS IMPORTANT WHETHER YOU OWN FEW OR MANY SHARES.

PLEASE SUBMIT IT TODAY.

Appendix A

AMENDED AND RESTATED AUDIT COMMITTEE CHARTER

FEDERAL REALTY INVESTMENT TRUST

Purpose:

The purpose of the audit committee (“Committee”) of Federal Realty Investment Trust (“Trust”) is to assist the Board of Trustees (“Board”) in fulfilling its oversight responsibilities relating to: (a) the integrity of the financial statements and other information which is provided to shareholders and others; (b) the Trust’s compliance with legal and regulatory requirements; (c) the independence, qualifications and performance of the Trust’s independent auditors; (d) the systems of internal controls which management has established; (e) the performance of the Trust’s internal audit function; (f) the duties set forth below; and (g) such other responsibilities as may be delegated to the Committee by the Board from time to time.

Composition:

The Committee shall be comprised of three or more Trustees who are independent as such term is defined from time to time in the Securities Exchange Act of 1934 (“Exchange Act”), the New York Stock Exchange’s Listed Company Manual (“NYSE Manual”) and other laws and regulations applicable to the Trust and the Committee. In addition, all members of the Committee must possess the requisite financial knowledge and accounting or related financial management experience to fulfill their duties, and the Committee shall endeavor to include in its membership at least one member that qualifies as an “audit committee financial expert” as that term is defined from time to time in the Exchange Act, the NYSE Manual and other laws and regulations applicable to the Trust and the Committee. Prior to approving a Trustee’s appointment to the Committee, the Board shall have determined, upon advice of the Nominating and Corporate Governance Committee of the Trust (“Nominating Committee”): (a) that such Trustee satisfies the foregoing independence requirements as well as any additional independence requirements established from time to time in the Trust’s Corporate Governance Guidelines (“Governance Guidelines”); (b) in the exercise of its business judgment, that such Trustee has the requisite financial knowledge to serve on the Committee; and (c) whether such Trustee qualifies as an “audit committee financial expert.”

No member of the Committee shall simultaneously serve on the audit committee of more than two public companies (excluding service on the Audit Committee of the Trust) unless the Board has made a determination that such simultaneous service would not impair the ability of such member to effectively serve on the Committee.

The Nominating Committee, after consultation with the Chief Executive Officer of the Trust (“CEO”), shall recommend to the full Board for its approval: (a) which Trustees should serve on the Committee; (b) who shall serve as chairman of the Committee; (c) whether additional Trustees should be appointed to the Committee; and (d) whether any Trustees should be removed from the Committee. In making these recommendations, the Committee shall take into account those factors identified in the Trust’s Governance Guidelines, including, without limitation, Section 4(b) thereof.

Compensation:

The Chairman of the Committee and each member of the Committee shall be entitled to compensation for being the Chairman or member of the Committee, as applicable, and for meeting attendance as such fees are established from time to time by the Board in accordance with the Governance Guidelines. Each member of the Committee shall be entitled to be reimbursed for reasonable out-of-pocket expenses incurred by such member in attending meetings of the Committee and in performing his/her duties as a member of the Committee. No member of the Committee shall receive from the Trust any compensation other than his or her fees for serving as a trustee and a member of the Committee or any other committee of the Board.

Meetings:

The Committee shall meet at least quarterly and at such other times as determined by the Chairman of the Committee to be necessary or appropriate for the Committee to carry out its duties and responsibilities. Meetings of the Committee shall be called by the Secretary of the Trust upon the request of the Chairman of the Committee, the CEO, the Trust’s Chief Financial Officer (“CFO”) or a majority of the members of the Committee. Except for the regular quarterly meetings of the Committee, notice of any meeting of the Committee shall be given in the manner provided for in the Bylaws of the Trust for meetings of the Board and its committees.

The provisions set forth in the Trust’s Bylaws for meetings of the Board and its committees shall govern the quorum and voting requirements for all meetings of the Committee.

The Committee shall be required to keep a record of its actions and proceedings and shall report to the Board at the next meeting of the Board following the Committee meeting with such report to include recommendations for Board actions when appropriate.

Duties, Powers and Responsibilities:

The duties, powers and responsibilities of the Committee shall include, without limitation, the following:

(a)	Independent Auditors:

•	overseeing and, in the Committee’s sole discretion, retaining and terminating the Trust’s independent auditors and approving all of their fees and terms of engagement. The Trust’s independent auditors shall report directly to the Committee and are ultimately accountable to the Committee. All fees for the Trust’s independent auditors which have been approved by the Audit Committee shall be paid by the Trust and the Trust shall make funds available for the payment of such fees

•	approving in advance all tax and non-audit services which may legally be provided to the Trust by its independent auditors, including the fees and terms for such services. The chairman of the Committee shall have the right to approve all such tax and non-audit services on behalf of the Committee and shall promptly advise the remaining members of the Committee of such approval at the next regularly scheduled meeting

•	reviewing with the independent auditors and the Trust’s financial management the adequacy and effectiveness of the Trust’s internal accounting and financial controls

•	obtaining and reviewing, at least annually, a report by the independent auditors describing the auditor’s internal quality-control procedures, and any material issues raised by the most recent internal quality-control review or peer review of the auditor, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the auditor and any steps taken to deal with any such issues

•	reviewing the annual written statement from the independent auditors delineating all relationships between the auditors and the Trust, and discussing any relationships which may impact the continued objectivity and independence of the Trust’s auditors

•	evaluating the independent auditor and the lead audit partner on an annual basis taking into account the opinions of the Trust’s management and internal auditors or others performing similar functions

•	considering whether there should be regular rotation of the lead audit partner more frequently than required by law or regular rotation of the independent auditor in order to assure continuing auditor independence

•	reporting the Committee’s conclusions to the full Board with respect to the independent auditor’s qualifications, performance and independence

(b)	Internal Audit Function:

•	oversight of the internal audit function, including the retention, evaluation and termination of the internal auditor and the approval of their fees and terms of engagement. The Trust’s internal auditors shall report directly to the Committee and are ultimately accountable to the Committee. All fees for the Trust’s internal auditors which have been approved by the Audit Committee shall be paid by the Trust and the Trust shall make funds available for the payment of such fees

•	meeting periodically with the internal auditor to review the scope of the work to be performed, the results of the work previously performed, the adequacy and effectiveness of the controls tested, and any recommendations or problems encountered and management’s response to those items

•	reporting the Committee’s conclusions to the full Board as necessary with respect to the performance of the internal auditor function

(c)	Annual and Quarterly Financial Results and Statements:

•	reviewing the quarterly and annual financial results and statements, including the disclosure in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” with management and the independent auditors prior to any interim or year-end filings. The review will include, among other things: (i) any material accounting issues identified by management or the independent auditors and their impact on the financial statements; (ii) the independent auditor’s evaluation of the quality of the disclosure and the content of the financial statements; (iii) any changes in accounting principles; (iv) any related party transactions; and (v) any other matters required to be communicated by the independent auditors to the Committee under generally accepted auditing standards

•	meeting with the independent auditors of the Trust to review the scope of the annual audit and the audit procedures to be utilized, and at the conclusion of the audit, to review such audit, including any comments or recommendations of the independent auditors. The review will cover any audit problems or difficulties encountered by the independent auditors and management’s response to those items, including, without limitation, any accounting adjustments that were noted or proposed by the independent auditors but were passed (as immaterial or otherwise) and any “management” or “internal control” letter issued or proposed to be issued by the Trust’s independent auditor

•	reviewing the annual management recommendation letter prepared by the independent auditor and management’s responses to such letter

•	at such time as it may be required by law, reviewing the independent auditor’s ability to attest to and report on management’s assessment of the Trust’s internal control structure and its financial reporting procedures in its Annual Report on Form 10-K

•	discussing generally earnings releases and earnings guidance that will be provided to analysts, rating agencies and the public

•	confirming that pro forma and non-GAAP information that is publicly disclosed is presented in accordance with applicable laws, rules and regulations

(d)	Other Reports and Certifications:

•	reporting to the entire Board, annually, or more often as deemed necessary, on the activities and findings of the Committee

•	preparing the annual report of the Committee’s oversight responsibilities for inclusion in the Trust’s annual proxy statement

•	reviewing and approving the Trust’s certification to the New York Stock Exchange concerning the meetings, membership requirements and charter of the Committee

•	reviewing the Trust’s proxy statement disclosure concerning the independence of the members and the charter of the Committee

(e)	Other powers and responsibilities:

•	reviewing with management, the independent auditors and the internal auditors significant risks or exposures and assessing steps management has taken to minimize such risks to the Trust

•	reviewing and amending, if needed, this Charter on an annual basis

•	obtaining advice and assistance from outside legal, accounting or other advisors, as appropriate. The Committee has full power and authority to retain, at the Trust’s expense, such outside legal, accounting and other advisors as the Committee deems necessary or appropriate as provided in the Guidelines

•	meeting separately with management, those responsible for the internal audit function and the independent auditors to identify issues warranting the Committee’s attention

•	setting clear policies for hiring employees or former employees of the Trust’s independent auditors

•	establishing procedures for the receipt, retention, treatment and investigation of complaints regarding financial statement disclosures, accounting, internal accounting controls, auditing matters, financial reporting practices or violations of the Trust’s Code of Ethics for Senior Financial Officers, and the confidential, anonymous submission by employees of concerns regarding questionable accounting and auditing matters. The Committee shall have full access to all of the Trust’s books, records, facilities and personnel in order to carry out the foregoing responsibilities

•	reviewing periodically with management the effectiveness of disclosure controls and procedures and any changes in internal control

•	meeting quarterly with the CFO and independent auditors to discuss management’s report on any significant deficiencies in internal controls which could adversely affect the Trust’s ability to record, process, summarize and report financial data and report on any fraud, whether or not material, that involves management or other employees who have a significant role in the Trust’s internal controls

•	approving in advance all transactions between the Trust and any entity in which a Trustee is an officer or director or has an ownership interest, subject to the Governance Guidelines, and providing notification thereof to the Board

•	performing such other duties and responsibilities as may be delegated from time to time to the Committee by the Board or required to be performed by the Committee under the Exchange Act, the NYSE Manual or other laws and regulations applicable to the Trust and the Committee

Limitations on Authority:

The Committee shall have the authority to delegate its responsibilities to such subcommittees as the Committee deems appropriate from time to time provided that such delegation is not prohibited under the Exchange Act, the NYSE Manual or any other laws or regulations applicable to the Trust or the Committee.

Annual Performance Evaluation:

The Committee shall conduct an evaluation of its performance on an annual basis.

Disclosure of Charter:

This charter will be made available on the Trust’s website at www.federalrealty.com.

Initially Adopted: May 3, 2000

Last Revised: February 12, 2003

                       ANNUAL MEETING OF SHAREHOLDERS OF

                        FEDERAL REALTY INVESTMENT TRUST

                                  May 7, 2003

                           Please date, sign and mail
                             your proxy card in the
                           envelope provided as soon
                                  as possible.

/down pointing arrow/      Please detach and mail      /down pointing arrow/
                          in the envelope provided.

--------------------------------------------------------------------------------
          This Proxy when properly executed will be voted as directed by the undersigned shareholder.
  IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" THE THREE NOMINEES.
  PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK
                YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE [X]

--------------------------------------------------------------------------------

1. To elect the following Trustees for terms expiring as set forth in the accompanying Proxy Statement.

                                       NOMINEES:

[ ] FOR ALL NOMINEES                   O Amy B. Lane

[ ] WITHHOLD AUTHORITY                 O Walter F. Loeb
    FOR ALL NOMINEES
                                       O Joseph S. Vassalluzzo
[ ] FOR ALL EXCEPT
    (See instructions                  The Board of Trustees unanimously
     below)                            recommends a vote FOR the three nominees.

INSTRUCTION:  To withhold authority to vote for any individual nominee(s),
-----------   mark "FOR ALL EXCEPT" and fill in the circle next to each
              nominee you wish to withhold, as shown here: /filled in circle/

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
2. In their discretion, on any other matters properly coming before the meeting or any postponement or adjournment thereof.

Signature of Shareholder ___________________________________ Date: _____________

Signature of Shareholder ___________________________________ Date: _____________

  Note:  Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such.
         If signer is a partnership, please sign in partnership name by authorized person.

PROXY

                         FEDERAL REALTY INVESTMENT TRUST

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES

The undersigned, a shareholder of Federal Realty Investment Trust (the "Trust"),
hereby constitutes and appoints LARRY E. FINGER and DAWN M. BECKER, or either of them, as the true and lawful attorneys and proxies of the undersigned, with full power of substitution in each of them, for and in the name of the undersigned, to vote and otherwise act at the Annual Meeting of Shareholders of the Trust to
be held at Woodmont Country Club, 1201 Rockville Pike, Rockville, Maryland on
Wednesday, May 7, 2003 at 10:00 a.m., or at any postponement or adjournment thereof, with respect to all of the Common Shares of Beneficial Interest of the
Trust which the undersigned would be entitled to vote, with all the powers the undersigned would possess if personally present, on the following matters.

The undersigned hereby ratifies and confirms all that the aforesaid attorneys and proxies may do hereunder.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and of the accompanying Proxy Statement and revokes any proxy previously given with respect to the Annual Meeting.

                (Continued and to be signed on the reverse side)
                                                                     -----------
                                                                     SEE REVERSE
                                                                        SIDE
                                                                     -----------

                       ANNUAL MEETING OF SHAREHOLDERS OF

                        FEDERAL REALTY INVESTMENT TRUST

                                  May 7, 2003

                           ---------------------------

                            PROXY VOTING INSTRUCTIONS

                           ---------------------------

MAIL - Date, sign and mail your proxy   ---------------------------------------
----   card in the envelope provided
       as soon as possible.               COMPANY NUMBER

               - OR -                   ---------------------------------------

TELEPHONE - Call toll-free                ACCOUNT NUMBER
---------   1-800-PROXIES from any
            touch-tone telephone and    ---------------------------------------
            follow the instructions.
            Have your control number      CONTROL NUMBER
            and proxy card available
            when you call.              ---------------------------------------

               - OR -

INTERNET - Access "www.voteproxy.com"
--------   and follow the on-screen
           instructions. Have your
           control number available
           when you access the web
           page.

/down pointing arrow/    Please detach and mail in the     /down pointing arrow/
                          envelope provided IF you are
                                            --
                            not voting via telephone
                                or the Internet.

--------------------------------------------------------------------------------
          This Proxy when properly executed will be voted as directed by the undersigned shareholder.
  IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" THE THREE NOMINEES.
        PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
          PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE [x]
--------------------------------------------------------------------------------
1. To elect the following Trustees for terms expiring as set forth in the accompanying Proxy Statement.

                                       NOMINEES:

 [ ] FOR ALL NOMINEES                  O Amy B. Lane

 [ ] WITHHOLD AUTHORITY                O Walter F. Loeb
     FOR ALL NOMINEES
                                       O Joseph S. Vassalluzzo
 [ ] FOR ALL EXCEPT
     (See instructions below)          The Board of Trustees unanimously
                                       recommends a vote FOR the three nominees.

INSTRUCTION:  To withhold authority to vote for any individual nominee(s),
-----------   mark "FOR ALL EXCEPT" and fill in the circle next to each
              nominee you  wish to withhold, as shown here:   /filled in circle/
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
To change the address on your account, please check the box at right and indicate your new address in the address space above.
Please note that changes to the registered name(s) on the
account may not be submitted via this method.                               [ ]

2. In their discretion, on any other matters properly coming before the meeting or any postponement or adjournment thereof.

Signature of Shareholder ___________________________________ Date: _____________

Signature of Shareholder ___________________________________ Date: _____________

  Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such.
        If signer is a partnership, please sign in partnership name by authorized person.